                                                                      EXHIBIT 11


                                 COMPUSA INC.
                               CONMPUTATIONS OF
                 INCOME PER COMMON AND COMMON EQUIVALENT SHARE
                     (in thousands, except per share data)

                                                 Thirteen Weeks Ended
                                              ----------------------------
                                              September 28,  September 23,
                                                  1996           1995
                                              -------------  -------------
Common shares outstanding at beginning
 of period.................................          44,918         40,466
Weighted average number of common
 shares issued during the period...........             129            314

Incremental shares related to assumed
 exercise of stock options.................           2,223          1,755
                                               ------------  -------------
Weighted common and common equivalent
 shares....................................          47,270         42,535
                                               ============  =============
Net income.................................     $    14,546  $       6,207
                                               ============  =============
Income per common and common equivalent
 share (1).................................     $      0.31          $0.15
                                               ============  =============

(1) The computation of income per common share on a fully diluted basis does not materially differ from the amounts calculated on a primary basis shown above.

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